[GRAPHIC OMITTED][GRAPHIC OMITTED]                 Exhibit 99.1

1110 Maple Street P.O. Box 300 Elma, New York 14059-0300 716-655-5990
FAX 716-687-6012

Monday, August 16, 2004

                    SERVOTRONICS, INC. (AMEX- SVT) ANNOUNCES
        INCREASED 2004 SECOND QUARTER AND SIX MONTH PROFITS AND REVENUES
         Elma, NY -- Servotronics, Inc. (Amex - SVT) reported a pre-tax and net income of $343,000 and $215,000 respectively (or $0.11 net per share - Basic and $0.10 net per share - Diluted) on a 43% increase in revenues to $5,640,000 for the quarter ended June 30, 2004 as compared to a pre-tax and net loss of ($35,000) and ($22,000) respectively (or ($0.01) net per share Basic and Diluted) on revenues of $3,945,000 for the same quarter ended June 30, 2003. Pre-tax and net income for the six month period ended June 30, 2004 was $595,000 and $373,000 respectively (or $0.18 net per share - Basic and Diluted) on
revenues  of   $10,968,000   which   represents   an  increase  in  revenues  of
approximately 41% and a turn around in pre-tax income of over $742,000 when compared to the revenues of $7,774,000 and pre-tax and net loss of ($147,000) and ($93,000) for the same six month period in 2003. The year to year increase in pre-tax income is attributed to increased shipments, the successful replacement of lost business resulting from 9/11, productivity improvements, cost containment activities and the successful production realizations of earlier engineering/marketing efforts. Receipts of new orders continue to be strong.
         The Company's Advanced Technology Group's (ATG) new programs and product application activities are aggressively moving forward in such areas as the Joint Strike Fighter, new generations of jet engines, program upgrades and new precision control markets. Similarly, the Company's Consumer Products Group
(CPG) continues to expand its presence in the Government, sportsmen and collectible markets.
         The Company's demonstrated ability to counteract the adverse effects of 9/11 and to grow sales revenues continues to be enhanced by its significant engineering and marketing commitments and the maintenance of a strong backlog, cash flow and balance sheet. During 2004, the Company continues to invest resources and front-end costs associated with prototype, preproduction and start-up activities for both the ATG and CPG. The timing of such costs directly contributes to fluctuations in operating results from period to period because these costs are expensed as incurred and, as such, are not matched to their future revenues and benefits.
         The Company is composed of two groups - the Advanced Technology Group and the Consumer Products Group. The Advanced Technology Group designs, develops and manufactures servo control and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, satellite launch vehicles, etc.). This group is currently providing products for a significant number of aerospace programs such as the F/A-18 E/F Super Hornet and other jet fighters; the Bell/Boeing MV-22 Osprey Tiltrotor Joint Service Aircraft, the Blackhawk, Apache, A-10 and other helicopters, the Standard Missile, numerous business and regional jet aircraft, Raytheon's Hawker Horizon Aircraft, Embraer TwinTurbo Fan aircraft, the Airbus 300 series and Boeing 700 series commercial aircraft, DeHavilland DHC8-40 and various other programs.
         Servotronics' Consumer Products Group designs and manufactures cutlery, bayonets, machetes and combat, survival, sporting, agricultural, and pocket knives for both commercial and government applications.
                           FORWARD-LOOKING STATEMENTS
      Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components. The success of the Company also depends upon the trends that affect the national economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.
       SERVOTRONICS, INC. (SVT) IS LISTED ON THE AMERICAN STOCK EXCHANGE.